Exhibit 10.1

Fifth Amendment to Lease Agreement

This Fifth Amendment to Lease Agreement (this “Amendment”) is entered into as of December 17, 2015 (the "Effective Date"), by and among WHIPPLE ROAD HOLDINGS, LLC, a Delaware limited liability company, SFP CROSSROADS, LLC, a Delaware limited liability company, and WOODSTOCK BOWERS, LLC, a Delaware limited liability company (collectively, “Landlord”), and ABAXIS, INC., a California corporation (“Tenant”).

Recitals:

A.	Principal Development Investors, LLC, a Delaware limited liability company ("Original Landlord"), and Tenant entered into that certain Lease Agreement dated as of June 21, 2000, that certain First Amendment to Lease dated as of August 28, 2000, and that certain Second Amendment to Lease dated as of November 20, 2000, and Crossroads Technology Park, a California limited liability company, and Nearon Crossroads, LLC, a California limited liability company (collectively, "Subsequent Landlord"), successors-in-interest to Original Landlord, and Tenant entered into that certain Third Amendment to Lease dated as of April 10, 2002, and Landlord and Tenant entered into that certain Fourth Amendment to Lease with an effective date of March 1, 2010 (as so amended, the "Lease"), for the leasing of certain premises consisting of approximately 126,363 rentable square feet located at 3200 and 3240 Whipple Road, Union City, California (the "Existing Premises") as such Existing Premises are more fully described in the Lease.

B.	Landlord is the successor-in-interest to Original Landlord and Successor Landlord and is the owner of the interest of the "Landlord" under the Lease.

C.	Tenant desires to lease additional space in the Park and to renew and extend the Lease, and Landlord has agreed to such expansion and renewal and extension, all upon and subject to each of the terms, conditions and provisions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.             Recitals. Landlord and Tenant agree that the above recitals are true and correct and are hereby incorporated herein as though set forth in full.

2.             Extension Term; Further Options to Extend. Upon the occurrence of the Effective Date, the Term shall be extended until March 31, 2026 (with the period from the day following the Expiration Date (as it existed prior to the Effective Date of this Amendment) through March 31, 2026 being referred to as the "Extension Term"). From and after the Effective Date, all references in the Lease to "Expiration Date" shall mean and refer to March 31, 2026.

(a)          Options to Extend; Grant and Exercise. Tenant shall have two (2) options to extend the term of the Lease (each, an “Option to Extend”) for an additional five (5) years each (each an “Extended Term”, and respectively, the “First Extended Term” and “Second Extended Term”) upon all the same terms and conditions of the Lease, excepting that (i) the Base Rent for such Extended Term shall be determined as provided below; and (ii) Landlord’s obligation to perform the Landlord Improvements shall be inapplicable. Tenant cannot exercise its Option to Extend the term of the Lease for the Second Extended Term unless the term of the Lease has previously been extended for the First Extended Term. Tenant shall have no right to extend the term of the Lease beyond the Second Extended Term. Each Option to Extend shall be exercised by Tenant’s giving notice of such exercise (“Option Notice”) to Landlord not less than nine (9) months, and not more than eighteen (18) months, prior to the expiration of the term of the Lease then in effect; provided, however, that an Option Notice shall only be effective if Tenant is not in default under any provision of the Lease on the date of giving the Option Notice, and Tenant is not in default of any provision of the Lease on the date of the expiration of the Extension Term or First Extended Term (as applicable). The foregoing conditions are for the sole benefit of Landlord, and Landlord, alone, shall have the right in its sole and absolute discretion to insist on strict observance with the foregoing conditions or to waive any of the foregoing conditions. Notwithstanding anything to the contrary contained in this Amendment, twenty four (24) months prior to the expiration of the term of the Lease then in effect Tenant may request, and Landlord shall provide within fifteen days of such request, Landlord’s then current good faith estimate of the Fair Market Rent which would be in effect at the beginning of the relevant Extended Term.

(b)          Base Rent during First and Second Extended Term.

            (i)           Fair Market Rent. The monthly Base Rent payable during the First Extended Term and the Second Extended Term shall be the Fair Market Rent (as defined below). For purposes hereof, “Fair Market Rent” shall mean the amount of rent, expressed on a per rentable square foot basis, which a willing landlord and tenant, negotiating at arms' length, would accept for the Expansion Premises. Fair Market Rent shall be based upon the rent for comparable space in comparable Class A buildings in the Hayward, Newark, North Fremont and Union City areas that are located within an eight (8) mile radius of the Park and are of a similar quality to, and with similar amenities and parking as, Building A (collectively, "Comparable Buildings") for a term of substantially equal duration to the Extended Term in question, commencing on or about the commencement date of such Extended Term. Expansion and renewal transactions shall not be taken into consideration unless such expansion or renewal is pursuant to a comparable definition of Fair Market Rent. Fair Market Rent shall take into consideration: (i) free rent, moving allowances and other similar concessions affecting the so-called "effective" rental rate; (ii) tenant improvement build-outs or allowances; (iii) the creditworthiness of tenants; (iv) the type of escalation clause (e.g. whether increases in additional rent are determined on a net or gross basis, and if gross, the applicable base year); (v) the size of the premises; (vi) the value of any existing tenant improvements; and (vii) all other relevant factors. Fair Market Rent shall also reflect the then prevailing rent structure for comparable leases in Comparable Buildings, so that if, for example, at the time Fair Market Rent is being determined the prevailing rent structure for comparable space and for comparable lease terms includes periodic rent adjustments, Fair Market Rent shall reflect such rent structure.

            (ii)         FMR Determined by Appraisal if Parties Do Not Agree. Within thirty (30) days after Landlord’s receipt of the Option Notice (the “Rent Discussion Period”), Landlord and Tenant shall meet and attempt in good faith to determine and mutually agree upon the Fair Market Rent to be paid as Base Rent during the relevant Extended Term. If the parties are not able to reach agreement on the Fair Market Rent within the Rent Discussion Period, each party shall appoint an Appraiser (as hereinafter defined) and shall give notice to the other party of the identity of the Appraiser appointed by such party no later than ten (10) days after the expiration of the Rent Discussion Period. For purposes hereof, “Appraiser” means a real estate broker or MAI designated appraiser, in either case with full time commercial appraisal or brokerage experience for at least the prior 5 years in the Hayward, Newark, North Fremont and Union City areas, and with no prior business dealings with the party appointing such Appraiser.

                       (iii)         Determination by Appraisers. If either party fails to timely appoint an Appraiser, the sole Appraiser appointed shall determine the Fair Market Rent to be paid as Base Rent during the relevant Extended Term within forty-five (45) days of his or her appointment, based on the criteria described above. If two (2) Appraisers are appointed by the parties, the two (2) Appraisers shall independently, and without consultation, prepare a written determination of the Fair Market Rent within forty-five (45) days after the appointment of the last of them to be appointed. Each Appraiser shall seal his or her respective determination after completion. After both determinations are completed, the resulting determinations of Fair Market Rent shall be opened simultaneously in front of both Landlord and Tenant and compared. If the higher Fair Market Rent determination is no greater than one hundred five percent (105%) of the lower Fair Market Rent determination, then the Fair Market Rent shall be the average of the two Fair Market Rent determinations. If the higher Fair Market Rent determination is greater than one hundred five percent (105%) of the lower Fair Market Rent determination, then a third Appraiser shall be appointed, and the Fair Market Rent shall be determined, as set forth in the Paragraph 2(b)(iv) below.

(iv)             Third Appraiser. If two (2) Appraisers have been appointed as provided in Paragraph 2(b)(iii) above, and the appointment of a third Appraiser is required under Paragraph 2(b)(iii) above, then the two (2) Appraisers shall designate a third Appraiser, who shall meet the qualifications described in Paragraph 2(b)(ii) above. If the two appointed Appraisers are unable to agree upon such third Appraiser within ten (10) days after the two Fair Market Rent determinations have been opened, either party may, by giving ten (10) days’ written notice to the other party, petition the Presiding Judge of the County in which the Premises are located to appoint a third Appraiser who meets the qualifications described in Paragraph 2(b)(ii) above. The third Appraiser, however selected, shall be a person who has not previously acted in any capacity for either party. The third Appraiser shall, within forty-five (45) days after his or her appointment, select the one (1) Fair Market Rent determination of one of the previously-appointed two (2) Appraisers that the third Appraiser determines is the more accurate determination of Fair Market Rent. During the forty-five (45) day period, the third Appraiser may conduct a hearing, at which Landlord, Tenant and their respective representatives may each make oral and/or supplemental written presentations, with an opportunity for questioning by the third Appraiser. The decision of the third Appraiser shall be final and binding on the parties and may be enforced in accordance with the provisions of California law. The third Appraiser shall have no right to determine, modify or impose Fair Market Rent other than as provided above. In the event of the failure, refusal or inability of an Appraiser to act, a successor shall be appointed in the manner that applied to the selection of the Appraiser being replaced.

                        (v)          Delay in Determination. If the determination of the Fair Market Rent is delayed beyond the commencement of the Extended Term in question, Tenant shall pay Base Rent in an amount equal to the Base Rent payable by Tenant immediately prior to commencement of such Extended Term until the determination of the Fair Market Rent hereunder. Following the determination of the Fair Market Rent, there shall be an adjustment made to the Base Rent payment then due for the difference between the amount of Base Rent Tenant has paid to Landlord since the Extended Term commencement and the amount that Tenant would have paid if the Base Rent as adjusted pursuant to this subparagraph had been in effect as of the Extended Term commencement.

(vi)             Fees. Each party shall pay the fees and expenses of its own Appraiser, and if a third Appraiser is selected or necessary, the party whose Fair Market Rent determination is not chosen shall pay one hundred percent (100%) of the fees and expenses of the third Appraiser.

(vii)           No Modification. The Appraisers shall determine the Fair Market Rent in accordance with the terms of this Paragraph 2(b), and shall not act as advocates for either Landlord or Tenant. The Appraisers shall have no power to modify the provisions of the Lease or this Paragraph 2(b), and their sole function shall be to determine the Fair Market Rent in accordance with this Paragraph 2(b).

(viii)         Options Personal. The Options to Extend are personal to the named Tenant under the Lease, and shall not inure to the benefit of any assignee or subtenant other than a Related Entity. The Options to Extend shall be void and of no further effect if at any time the named Tenant under the Lease assigns the Lease or subleases more than fifty percent (50%) of the rentable square footage of the Expansion Premises to any party other than a Related Entity.

(ix)            Binding on Parties. The determination of Fair Market Rent to be paid as Base Rent in the relevant Extended Term shall be binding upon the parties hereto. Either party may request the other to execute an amendment specifying the Base Rent payable during the relevant Extended Term, but failure to execute such amendment shall not invalidate either Tenant’s exercise of the relevant Option to Extend or the determination of the Base Rent to be paid during the relevant Extended Term.

3.             Expansion Premises.

(a)           Definition. In addition to the Existing Premises, as of the Expansion Premises Commencement Date (as hereinafter defined), Landlord shall lease to Tenant, and Tenant shall lease from Landlord, a portion of those certain premises located at 3280 Whipple Road, Union City, California and shown on Exhibit A attached hereto and made a part hereof (the "Expansion Premises"). Landlord and Tenant hereby agree that for purposes of this Amendment, as of the Expansion Premises Commencement Date, the rentable square footage of the Expansion Premises shall be 32,015. From and after the Expansion Premises Commencement Date, the term "Premises", as used in the Lease, shall be and include the Existing Premises and the Expansion Premises, which shall, collectively, consist of 158,378 rentable square feet. From and after the Expansion Premises Commencement Date, (a) Tenant's Share of Operating Expenses shall be 100% of the building located at 3240 Whipple Road, Union City, California ("Building E"), 39.6% of the building located at 3200 Whipple Road, Union City, California ("Building B"), and 42.01% of the building located at 3280 Whipple Road, Union City, California (“Building A”); (b) Tenant's Share of Tax Expenses shall be 100% of Building E, 39.6% of Building B, and 42.01% of Building A; (c) Tenant's Share of Common Area Utility Costs shall be 100% of Building E, 39.6% of Building B, and 42.01% of Building A; and (d) Tenant's Share of Utility Expenses shall be 100% of Building E, 39.6% of Building B, and 42.01% of Building A. The lease of the Expansion Premises shall be for the same Term and on the same terms and conditions as set forth in the Lease, as modified by this Amendment. The "Expansion Premises Commencement Date" shall mean the later of (A) April 1, 2016, and (B) the date the Landlord Improvements are Substantially Complete (as those terms are defined in Exhibit B attached hereto). Notwithstanding anything to the contrary contained in the Lease, as amended by this Amendment, any costs and expenses which are paid directly to the utility provider by Tenant shall not be included when the billing Tenant for Tenant’s Share of Utility Expenses.

(b)          Early Occupancy Period of Expansion Premises. During the period (the “Early Occupancy Period”) that commences on the date that is one (1) business day after the Effective Date and ends on the day immediately preceding the Expansion Premises Commencement Date, Tenant shall have the right to access the Expansion Premises (subject to Tenant’s delivery of evidence of insurance satisfying the requirements of the Lease, which evidence confirms the applicability of such insurance to the Expansion Premises), for the purpose of installing Tenant’s fixtures, furniture and equipment at the Expansion Premises. All of the terms of the Lease shall apply to Tenant’s entry and use of the Expansion Premises during the Early Occupancy Period, except that (i) Tenant’s obligation to pay Base Rent and Tenant’s Share of Operating Expenses, Tax Expenses, and Common Area Utility Costs for the Expansion Premises shall commence on the Expansion Premises Commencement Date; and (ii) from and after the date on which Landlord notifies Tenant that the Landlord Improvements described in Paragraph A.1 of Exhibit B attached hereto are Substantially Complete (the “Separation Date”), (A) at Landlord’s election, Tenant shall be required to either (y) reimburse Landlord for the cost of all electricity supplied to the Expansion Premises based on the readings of the electricity meter or submeter for the Expansion Premises, or (z) make arrangements directly with the applicable utility company for, and to pay directly for, all electricity supplied to the Expansion Premises; (B) Tenant shall pay a reasonable proportion to be determined by Landlord of all gas and water charges jointly metered with other premises in Building A (provided that, as provided in Paragraph 9(b) below, Landlord may, in its sole discretion and at its sole cost and expense, install supplemental equipment and/or separate metering for such gas and water service supplied to the Expansion Premises); and (C) Tenant shall be required to pay Tenant’s Share of any and all Utility Expenses for the Expansion Premises. From and after the commencement of the Early Occupancy Period, Tenant shall be required to make arrangements directly with the applicable utility companies for, and to pay directly for, all sewer use, sewer discharge fees, and sewer connection fees, telephone, telecommunications, cabling and other utilities (other than electricity, gas and water) that are supplied to the Expansion Premises (to the extent the same are billed or metered separately to the Expansion Premises), and refuse pickup and janitorial service to the Expansion Premises. Tenant acknowledges and agrees that Landlord will be performing the Landlord Improvements during the Early Occupancy Period. Tenant shall cooperate with Landlord and take all steps necessary or advisable to insure that Tenant’s access and use of the Early Occupancy Premises during the Early Occupancy Period does not interfere with, hinder, delay, or make more costly, the performance of the Landlord Improvements. In addition, Tenant further acknowledges and agrees that Landlord is in the process of replacing certain of the HVAC units located on the roof of Building A, as described more particularly in Exhibit B attached hereto; that during the Early Occupancy Period, the Expansion Premises will be heated and/or air conditioned only by those existing HVAC units on the roof servicing the Expansion Premises that are not being replaced (if any); that the level of heating and/or air conditioning within the Expansion Premises, if any, may be insufficient to adequately heat or cool the Expansion Premises (as applicable), and thus the temperature of the Expansion Premises may be extremely uncomfortable at times for Tenant and its employees, contractors, or agents during some or all of the Early Occupancy Period; that Tenant’s obligations under this Amendment shall remain unchanged and in full force and effect notwithstanding the potential inadequacy of HVAC service described above in this Paragraph 3(b) during the Early Occupancy Period; and that Landlord shall have no liability to Tenant in connection therewith.

(c)           Measurement of Space. The parties acknowledge that Landlord is demising the Expansion Premises as part of the Landlord Improvements and that the square footage figures contained in this Amendment with respect to the Expansion Premises shall nevertheless be final and binding on the parties; provided, however, Landlord reserves the right to remeasure the Expansion Premises, one time during the Term, in connection with a remeasurement of the floor area of the entirety of Building A, using Standard Methods of Measurement for Industrial Buildings ANSI/BOMA Z65.2-2012. Landlord may establish a separate address for the Expansion Premises after discussion with applicable governmental agencies, and Landlord will notify Tenant in advance before any such separate address is established.

(d)          Utility Space and FSR. Subject to the terms and conditions of this Paragraph 3(d), Tenant shall have the non-exclusive right to access, in common with others (including without limitation Landlord), (i) that portion of Building A that is marked with hatch marks on Exhibit A attached hereto and labeled as “Utility Room” (the “Utility Room”), for the sole purpose of accessing building systems located in the Utility Room that serve the Expansion Premises; and (ii) that portion of Building A that is labeled as “Fire Sprinkler Riser” on Exhibit A attached hereto (the “FSR”), for the sole purpose of accessing the fire sprinkler risers located in the FSR that serve the Expansion Premises. Landlord shall provide Tenant with an access card, code, or other means of accessing the Utility Room via the existing exterior door to the Utility Room. The Utility Room shall be deemed to be part of the Common Areas of the Park. Tenant acknowledges and agrees that (A) for purposes of Sections 12 and 13 of the Original Lease, the Utility Room and the FSR (collectively, the “Utility Space”) shall be deemed to be part of the Expansion Premises; (B) Tenant shall follow all rules and procedures that may be adopted from time to time by Landlord with respect to the entry and use of the Utility Space; (C) Tenant shall take commercially reasonable measures to safeguard from Tenant’s employees, agents and contractors any personal property belonging to Landlord, any other tenants or occupants of Building A, or any third parties, that may be present in or about the Utility Space; (D) Tenant shall not affect in any manner, and shall not damage, destroy, incapacitate, modify, alter, or interfere with, any building system located in the Utility Space that serves the Common Areas or the First Offer Space (as defined below in Paragraph 19(a)); and (E) Tenant shall promptly repair any damage to the Utility Space or Building A arising from Tenant’s entry into and use of the Utility Space and restore the same to the condition .

(e)           FSR. The FSR is located in the First Offer Space and has no separate access, and therefore Tenant’s access to the FSR shall be governed by the following terms and conditions:

(i)                Tenant’s ability to access the FSR shall be subject to any and all rules and procedures that may be adopted from time to time by the tenant or tenants of that portion of the First Offer Space in which the FSR is located, which may include without limitation the following: requesting such access in writing in advance; complying with security protocols and confidentiality requirements; being accompanied by representatives of such tenant or tenants; repairing any damage arising from Tenant’s entry into and use of the FSR; and indemnifying such tenant or tenants against any damage or liability arising from Tenant’s entry into and use of the FSR. Notwithstanding anything to the contrary contained in this Amendment, Landlord shall use commercially reasonable efforts to cooperate with Tenant’s efforts to immediately access the FSR in the event of an emergency.

(f)            Landlord’s Rights re: Utility Space. Landlord shall have the right, in Landlord’s sole discretion, from time to time, to (A) close temporarily either or both of the Utility Room and/or the FSR for maintenance or repair purposes so long such closure does not have a material adverse impact on Tenant’s use of the Expansion Premises; (B) use the Utility Space while engaged in maintaining or making improvements, repairs or alterations to the building systems situated in such Utility Space or other portions of Building A accessible through the Utility Space; and (C) perform such other acts and make such other changes in, to or with respect to the Utility Space as Landlord may, in the exercise of sound business judgment, deem to be appropriate.

4.             Base Rent.

(a)           Existing Premises Base Rent. As of March 1, 2015, Base Rent for the Existing Premises shall be as follows:

Period	Per Rentable Square Foot Monthly Base Rental Rate	Monthly Base Rent
March 1, 2015 – March 31, 2016	$0.927	$117,138.50
April 1, 2016 – March 31, 2017	$0.955	$120,676.67
April 1, 2017 – March 31, 2018	$0.984	$124,341.20
April 1, 2018 – March 31, 2019	$1.014	$128,132.09
April 1, 2019 – March 31, 2020	$1.044	$131,922.98
April 1, 2020 – March 31, 2021	$1.075	$135,840.23
April 1, 2021 – March 31, 2022	$1.171	$147,971.07
April 1, 2022 – March 31, 2023	$1.206	$152,410.20
April 1, 2023 – March 31, 2024	$1.242	$156,982.51
April 1, 2024 – March 31, 2025	$1.279	$161,691.99
April 1, 2025 – March 31, 2026	$1.318	$166,542.75

Tenant agrees to pay Base Rent for the Existing Premises in equal monthly installments at the place provided in the Lease on the first (1st) day of each month, in advance (subject to adjustment in accordance with the other provisions of the Lease), plus all applicable taxes thereon, together with all other amounts due under the terms of the Lease.

(b)          Expansion Premises Base Rent. As of the Expansion Premises Commencement Date, Base Rent for the Expansion Premises shall be as follows:

Period	Per Rentable Square Foot Monthly Base Rental Rate	Monthly Base Rent
Expansion Premises Commencement Date – March 31, 2017	$1.01	$32,335.15
April 1, 2017 – March 31, 2018	$1.04	$33,305.20
April 1, 2018 – March 31, 2019	$1.072	$34,304.36
April 1, 2019 – March 31, 2020	$1.104	$35,333.49
April 1, 2020 – March 31, 2021	$1.137	$36,393.49
April 1, 2021 – March 31, 2022	$1.171	$37,485.29
April 1, 2022 – March 31, 2023	$1.206	$38,609.85
April 1, 2023 – March 31, 2024	$1.242	$39,768.15
April 1, 2024 – March 31, 2025	$1.279	$40,961.19
April 1, 2025 – March 31, 2026	$1.318	$42,190.03

Beginning on the Expansion Premises Commencement Date, Tenant agrees to pay Base Rent for the Expansion Premises in equal monthly installments at the place provided in the Lease on the first (1st) day of each month, in advance (subject to adjustment in accordance with the other provisions of the Lease), plus all applicable taxes thereon, together with all other amounts due under the terms of the Lease.

5.            Condition of Premises.

(a)          No Warranties. Except as expressly set forth in this Amendment, Tenant has accepted the Existing Premises and hereby acknowledges that they are suitable for Tenant's intended use and in good operating order, condition and repair. Except as otherwise expressly set forth in this Amendment, Tenant expressly acknowledges and agrees that neither Landlord nor any of Landlord's agents, representatives or employees has made any representations as to the suitability, fitness or condition of the Existing Premises for the conduct of Tenant's business or for any other purpose, including, without limitation, any storage incidental thereto.

(b)          As-is; Parking Area. Except as expressly set forth in this Amendment, Tenant agrees to accept the Expansion Premises on the Expansion Premises Commencement Date as then being suitable for Tenant's intended use and in good operating order, condition and repair in its then existing "AS IS" condition. Except as expressly set forth in this Amendment, by taking possession of the Expansion Premises, Tenant shall be deemed to have accepted the Expansion Premises in good condition and repair. Tenant expressly acknowledges and agrees that neither Landlord nor any of Landlord's agents, representatives or employees has made any representations as to the suitability, fitness or condition of the Expansion Premises for the conduct of Tenant's business or for any other purpose, including, without limitation, any storage incidental thereto. Tenant shall be solely responsible for causing the Expansion Premises to be in compliance with the requirements of the Americans with Disabilities Act (codified at 42 U.S.C. §§ 12101, et seq.) and all other applicable Laws. Notwithstanding anything to the contrary contained in this Amendment or the Lease, Landlord agrees that as part of its ongoing maintenance and repair obligations under the Lease, it will repair all existing cracks in the parking areas for Building A during the first half of calendar year 2016 (weather permitting), and that for the purposes of determining Tenant’s Share of the costs and expenses of such work, on a one-time-only basis, Tenant’s Share shall be calculated without including the rentable square footage of the Expansion Premises.

6.            Landlord Improvements to Expansion Premises. Landlord shall construct and install in the Expansion Premises the Landlord Improvements provided in, and in accordance with, Exhibit B attached hereto. Except as expressly provided in this Amendment, Tenant’s initial occupancy of the Expansion Premises shall constitute Tenant’s acknowledgment that all Landlord Improvements required under this Amendment are Substantially Complete and that the Expansion Premises and Building A were at such time of delivery of possession in good and satisfactory order, condition and repair as required by this Amendment. Landlord shall promptly complete all Punchlist Matters in accordance with Exhibit B after the Expansion Premises Commencement Date. Landlord’s failure to promptly complete all Punchlist Matters shall not operate to delay the Expansion Premises Commencement Date or otherwise affect the validity of this Amendment. Landlord shall replace and repair any defect in construction of the Landlord Improvements for a period of one (1) year from the Expansion Premises Commencement Date, without charge to Tenant. Thereafter, Landlord shall have no liability or responsibility with respect to any defect in construction of any of the Landlord Improvements. In the event of any Tenant Delays (as that term is defined in Exhibit B), the Expansion Premises Commencement Date shall be determined by subtracting the number of days of Tenant Delay from the date otherwise determined in accordance with Paragraph 3(a) hereof.

7.            Security Deposit. Within three (3) business days following receipt of a fully executed counterpart of this Amendment from Landlord, Tenant shall pay to Landlord a security deposit in the amount of Forty-Two Thousand One Hundred Ninety and 03/100 Dollars ($42,190.03) (the “3280 Whipple Security Deposit”). The 3280 Whipple Security Deposit shall be held by Landlord as security for the performance by Tenant of all of the covenants of the Lease to be performed by Tenant with respect to the Expansion Premises or Building A, including, without limitation, defaults by Tenant in the payment of the rent allocable to the Expansion Premises, the repair of damage to the Expansion Premises caused by Tenant, the cleaning of the Expansion Premises upon termination of the tenancy created hereby, and for any damages that Landlord may incur as a consequence of any default by Tenant under the Lease with respect to the Expansion Premises or Building A, and Tenant shall not be entitled to interest thereon. If Landlord uses or applies the 3280 Whipple Security Deposit or any portion thereof, Tenant shall, within ten (10) days after demand deposit cash with Landlord in an amount sufficient to restore the 3280 Whipple Security Deposit to the full amount, and Tenant’s failure to do so shall be deemed a material breach of the Lease. Upon termination of the original Landlord’s or any successor owner’s interest in the Expansion Premises or Building A, the original Landlord or such successor owner shall be released from further liability with respect to the 3280 Whipple Security Deposit upon the original Landlord’s or such successor owner’s complying with California Civil Code Section 1950.7. Subject to the foregoing, Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, and all other provisions of law, now or hereafter in force, which provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent allocable to the Expansion Premises, to repair damage caused by Tenant to the Expansion Premises or Building A, or to clean the Expansion Premises, it being agreed that Landlord may, in addition, claim those sums reasonably necessary to compensate Landlord for any other loss or damage caused by the default of Tenant under the Lease with respect to the Expansion Premises or Building A. The parties agree that Landlord shall have the right to (i) retain the 3280 Whipple Security Deposit until the time of entry of an award in any action brought by Landlord pursuant to California Civil Code Section 1951.2, and (ii) offset the 3280 Whipple Security Deposit against any such award. In the event the 3280 Whipple Security Deposit exceeds the amount of the award, Landlord shall refund to Tenant any remainder within thirty (30) days of the entry of the award.

8.            Lease Modifications.

(a)          Landlord’s Address. Effective as of the Effective Date, Landlord's addresses for notices under the Lease shall be: (i) c/o Nearon Enterprises, 101 Ygnacio Valley Road, Suite 450, Walnut Creek, CA 94596, Attn: Tony Perino, and (ii) c/o Woodstock Development, Inc., 330 Primrose Road, Suite 203, Burlingame, CA 94010, Attn: Kirk Charles Syme.

(b)          Parking Spaces. Effective as of the Expansion Premises Commencement Date, the number of parking spaces allocated to Tenant shall be changed from four hundred forty-two (442) non-exclusive and non-designated parking spaces to five hundred seventy (570) nonexclusive and non-designated parking spaces.

9.            Operating Expenses; Utilities and Services.

(a)           Allocation. The parties acknowledge that Building B, Building E and Building A are part of a multi-building project and that the costs and expenses incurred in connection with the Park (i.e., Operating Expenses, Tax Expenses and Common Area Utility Costs) are shared among the tenants of the buildings in the Park. Accordingly, such costs and expenses are determined annually for the Park as a whole, and a portion of such costs and expenses, which portion shall be determined by Landlord on an equitable basis, shall be allocated to the buildings in the Park. Such portion of Operating Expenses, Tax Expenses and Common Area Utility Costs allocated to a particular building shall include all Operating Expenses, Tax Expenses and Common Area Utility Costs attributable solely to such building and an equitable portion of the Operating Expenses, Tax Expenses and Common Area Utility Costs attributable to the Park as a whole. Landlord shall have the right, from time to time, to equitably allocate some or all of the Operating Expenses, Tax Expenses and Common Area Utility Costs for the Park among different portions or occupants of the Park ("Cost Pools"), in Landlord's reasonable discretion. The Operating Expenses, Tax Expenses and Common Area Utility Costs allocable to each Cost Pool shall be allocated to such Cost Pool and charged to the tenants within such Cost Pool in an equitable manner. The parties acknowledge that (i) Building B comprises 27.6% of the Park, (ii) Building E comprises 28.3% of the Park, and (iii) Building A comprises 23.7% of the Park.

(b)          Metering/Utility Charges. As set forth in Paragraph A.1 of Exhibit B attached hereto, as part of the Landlord Improvements, Landlord will cause the Expansion Premises to be independently serviced by the electricity system serving Building A. The parties acknowledge that gas and water charges for Building A are not currently billed or metered separately to the tenants of Building A, and as set forth in Paragraph 3(b) above, commencing from and after the Separation Date, Tenant shall pay a reasonable proportion to be determined by Landlord of all gas and water charges jointly metered with other premises in Building A. Landlord may, in its sole discretion and at its sole cost and expense, install supplemental equipment and/or separate metering (including without limitation E-Mon/D-Mon submeters) to measure the usage of gas and water services by the individual tenants of Building A, and allocate charges for such services in accordance with such measurements. Therefore, notwithstanding anything in the Lease or this Amendment to the contrary, Tenant's share of gas and water charges for Building A may be more or less than Tenant's Share of Utility Expenses, depending on Landlord’s determination of Tenant's and any other tenant's or tenants' gas or water use.

(c)           Emergency Generator, Compressor and IT Systems. A small emergency generator (the “Emergency Generator”) is located on a pad in back of Building A, which services only the Expansion Premises. Therefore, pursuant to Section 11.1 of the Original Lease, Tenant shall, at its sole cost and expense, be solely responsible for any repair and maintenance of, and any replacements of or to, the Emergency Generator required in order for Tenant to use, or arising from Tenant’s use of, the Emergency Generator. For purposes of the Lease, the term “building systems” shall specifically not include, and Landlord expressly makes no representations or warranties whatsoever with respect to, the following: (i) the Emergency Generator; (ii) the compressor located outside of Building A that distributes compressed air through some or all of Building A (the “Compressor”); and (iii) any and all information technology wiring or systems located in Building A, including but not limited to any UPS system (collectively, the “IT Systems”). Landlord shall have no obligation to operate, maintain, repair or replace the Emergency Generator, Compressor, or IT Systems, nor to put the same into (nor to deliver the same in) good operating condition and working order; provided, however, that to the extent Tenant and/or any other tenant(s) of Building A desire to utilize the Compressor, Landlord will work with Tenant and/or such other tenant(s) to determine whether it is feasible to so utilize the Compressor, and if so, which party or parties will be responsible for the operation, maintenance, repair and replacement thereof, and the method of allocating the costs arising from the usage of the Compressor.

10.          Brokers. Tenant warrants that it has had no dealing with any broker or agent in connection with the negotiation or execution of this Amendment other than Newmark Cornish & Carey Commercial (“Tenant’s Broker”) and Woodstock Development (“Landlord’s Broker”), and Tenant agrees to indemnify, defend and hold Landlord harmless from and against any claims by any other broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with Tenant with regard to this leasing transaction. Landlord warrants that it has had no dealing with any broker or agent in connection with the negotiation or execution of this Amendment other than Landlord’s Broker and Tenant’s Broker, and Landlord agrees to indemnify, defend and hold Tenant harmless from and against any claims by any other broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with Landlord with regard to this leasing transaction.

11.         Effect of Amendment. Except as modified herein, the terms and conditions of the Lease shall remain unmodified and continue in full force and effect. In the event of any conflict between the terms and conditions of the Lease and this Amendment, the terms and conditions of this Amendment shall prevail.

12.         Definitions. Unless otherwise defined in this Amendment, all terms not defined in this Amendment shall have the meaning set forth in the Lease

13.         Tenant’s Representations. Tenant hereby represents and warrants to Landlord that (a) Tenant is in good standing under the laws of the State of California, (b) Tenant has full corporate power and authority to enter into this Amendment and to perform all of Tenant's obligations under the Lease, as amended by this Amendment, and (c) each person (and all of the persons if more than one signs) signing this Amendment on behalf of Tenant is duly and validly authorized to do so.

14.         Ratification. Except as modified by this Amendment, the Lease and all the terms, covenants, conditions and agreements thereof are hereby in all respects ratified, confirmed and approved. Tenant hereby affirms that on the date hereof, to Tenant's actual knowledge, no breach or default by either party has occurred and that the Lease, and all of its terms, conditions, covenants, agreements and provisions, except as hereby modified, are in full force and effect with no defenses or offsets thereto.

15.         Full Force and Effect. This Amendment contains the entire understanding between the parties with respect to the matters contained herein. Except as modified by this Amendment, the Lease shall remain unchanged and shall continue in full force and effect. No representations, warranties, covenants or agreements have been made concerning or affecting the subject matter of this Amendment, except as are contained herein and in the Lease. This Amendment may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change or modification or discharge is sought.

16.         Counterparts. This Amendment may be executed in any number of identical counterparts each of which shall be deemed to be an original and all, when taken together, shall constitute one and the same instrument.

17.         No Offer. Submission of this instrument for examination and signature by Tenant does not constitute an offer to lease or a reservation of or option for lease, and this instrument is not effective as a lease amendment or otherwise until executed and delivered by both Landlord and Tenant.

18.         Patriot Act Compliance. Tenant represents, warrants and covenants that it is in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (September 25, 2001) (the “Order”), and other similar requirements contained in the rules and regulations of the Office of Foreign Asset Control, Department of the Treasury (“OFAC”), and in enabling legislation or other Executive Orders in respect thereof (the Order and such other rules, regulations, legislation or orders are collectively called the “Orders”). Without limiting the generality of the foregoing, Tenant represents, warrants and covenants that to its best knowledge Tenant: (a) is not listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC pursuant to any other applicable Orders (such lists being collectively referred to as the “Lists”), (b) is not a person who has been determined by competent authority to be subject to the prohibitions contained in the Orders; and (c) does not act for or on behalf of, any person on the Lists or any other persons who have been determined by competent authority to be subject to the prohibitions contained in the Orders. Tenant agrees to execute such certificates as may be reasonably requested by Landlord from time to time to enable Landlord to comply with the Orders and/or any anti-money laundering laws as relates to the Lease.

19.          Right of First Offer to Lease.

                        (a)          First Offer Space. Subject to the terms of this Paragraph 19 (including without limitation Paragraph 19(b)), during the period of time commencing on the Expansion Premises Commencement Date and ending on September 30, 2020 (the “ROFO Period”), Tenant shall have a one-time right of first offer to lease (the "Right of First Offer to Lease") the First Offer Space (as defined below), upon the terms, covenants and conditions described in this Paragraph 19, as and to the extent that the First Offer Space is within Landlord’s control and is available for direct lease from Landlord. The “First Offer Space” shall mean the portion of Building A located adjacent to the Expansion Premises that is approximately Forty-Four Thousand One Hundred Ninety-Nine (44,199) rentable square feet in size and is labeled as Suite B on Exhibit A attached hereto.

                       (b)           Subordinate to Smart Wires Lease. Tenant’s Right of First Offer to Lease shall at all times be subject and subordinate to the rights of Smart Wires, Inc., and its successors in interest (collectively, “Smart Wires”) under that certain lease that is being executed by Landlord and Smart Wires contemporaneously with the execution of this Amendment for the First Offer Space (the “Smart Wires Lease”), as the same may be amended, modified, or extended from time to time.

                        (c)          Availability of Space. Prior to offering the First Offer Space to any third party (other than Smart Wires) for lease, Landlord shall notify Tenant in writing of the availability of the First Offer Space (the “Availability Notice”). The Availability Notice shall include without limitation the following: (i) the commencement date for the term of the Right of First Offer to Lease, which term shall expire on the Expiration Date; (ii) the applicable rent for the First Offer Space, which shall be no less (on a per rentable square foot basis) than the rent payable for the Expansion Premises during such term; and (iii) any other terms upon which Landlord is willing to lease the First Offer Space to Tenant. Tenant shall have five (5) business days from its receipt of the Availability Notice (the “Offer Period”) to notify Landlord in writing (the “Offer Notice”) whether Tenant elects to lease the First Offer Space from Landlord. If Tenant fails to give the Offer Notice to Landlord within the Offer Period, Tenant shall be deemed to have forever waived the right to exercise the Right of First Offer to Lease and Landlord shall have the right to lease the First Offer Space, or any portion or portions thereof, to any third party, on any terms and conditions that are acceptable to Landlord, and Tenant shall have no further rights under this Paragraph 19. If Tenant gives the Offer Notice to Landlord within the Offer Period, then Landlord and Tenant shall enter into an amendment to the Lease that makes the First Offer Space a part of the Expansion Premises for the then remaining balance of the term of the Lease upon the terms and conditions contained in the Availability Notice, and otherwise pursuant to the terms and conditions of the Lease.

(d)          Entire First Offer Space. Notwithstanding anything to the contrary contained herein, Tenant shall have no right under this Paragraph 19 to lease less than the entire First Offer Space, and Landlord shall have no obligation to construct, refurbish, install, rehabilitate or renovate any existing or additional improvements in the First Offer Space.

(e)           Applicability of ROFO. Notwithstanding anything to the contrary contained herein, the Right of First Offer to Lease shall not be applicable and Tenant shall have no rights under this Paragraph 19 upon and during the continuance of a default by Tenant under the Lease, nor at any time after the expiration of the ROFO Period. The Right of First Offer to Lease and all other rights of Tenant under this Paragraph 19 are personal to the named Tenant under the Lease and any Related Entity to which Tenant assigns its interest in the Lease, and shall not inure to the benefit of any other assignee or subtenant. The Right of First Offer to Lease and Tenant's rights under this Paragraph 19 shall be void and of no further effect if at any time the named Tenant under the Lease (or any Related Entity to whom Tenant assigns its interest in the Lease) assigns the Lease or subleases an aggregate of more than fifty percent (50%) of the total square footage of the Expansion Premises to a party other than a Related Entity. The Right of First Offer to Lease is not assignable or transferable separate and apart from the Lease and may not be separated from the Lease in any manner, either by reservation or otherwise.

20.         Transfers; Related Entities. Notwithstanding anything to the contrary contained in the Lease or this Amendment, no option or right of first offer set forth in this Amendment shall be rendered void by any sublease of any portion of the Expansion Premises located in Building A which is either (i) approved by Landlord in accordance with the provisions of the Lease, (ii) permitted pursuant to the provisions of Section 14.8 of the Original Lease, or (iii) entered into by Tenant for the purpose of providing space to an OEM engaged by Tenant to manufacture one or more components used in Tenant’s products (provided that any sublease described in this clause (iii) shall be subject to all applicable requirements of the Lease).

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first above written.

Tenant:		Landlord:

ABAXIS, INC.,		WHIPPLE ROAD HOLDINGS, LLC,
a California corporation		a Delaware limited liability company

By:	/s/ Greg Bennett	By:	/s/ Anthony Perino
Name:	Greg Bennett	Name:	Anthony Perino
Title:	VP Engineering	Title:	President

By:	/s/ Donald P. Wood	SFP CROSSROADS, LLC,
Name:	Donald P. Wood	a Delaware limited liability company
Title:	President and COO
		By:	/s/ Kirk Syme
		Name:	Kirk Syme
		Title:	Manager

WOODSTOCK BOWERS, LLC,
a Delaware limited liability company

		By:	/s/ Kirk Syme
		Name:	Kirk Syme
		Title:	Manager

EXHIBIT A

EXPANSION PREMISES

[Attached]

A - 1

EXHIBIT B

LANDLORD IMPROVEMENTS

Landlord will perform, at its sole cost and expense, the work described in this Exhibit B (the “Landlord Improvements”) and deliver the Expansion Premises to Tenant with the Landlord Improvements Substantially Complete. “Substantially Complete” or “Substantial Completion” means that Landlord has completed the Landlord Improvements in accordance with this Exhibit B, except for such details that, if not completed, would not materially interfere with Tenant’s Permitted Use (“Punchlist Matters”), in good and workmanlike manner and in compliance with all applicable laws. If Tenant delivers to Landlord a notice of such Punchlist Matters within thirty (30) days of the delivery of the Expansion Premises to Tenant, then Landlord shall correct and complete such Punchlist Matters promptly after such written notice from Tenant. If Tenant fails to deliver the notice of such Punchlist Matters to Landlord within such thirty (30)-day period, then Tenant shall be deemed to have approved the condition of the Expansion Premises and shall have no further right to require Landlord to perform any Punchlist Matters. Landlord shall utilize Building Standard materials for improvement to the Expansion Premises. As used herein, the term “Building Standard” refers to the materials maintained in stock or typically used by Landlord for use in the improvements of tenant space in the Park. By its execution of the Lease, Tenant hereby authorizes Landlord to perform and commence work on the Landlord Improvements through contractors selected and under the supervision and control of Landlord.

A.	Landlord Improvements. The Landlord Improvements shall consist of the following:

1.            Demising Walls; Separate Metering. Demise the Expansion Premises from the balance of Building A, as shown on Exhibit A, and cause the Expansion Premises to be independently serviced by the electricity system serving Building A. Sound batt insulation shall be installed in any demising walls constructed as part of the Landlord Improvements.

2.            HVAC. Repair and/or replace, to the extent necessary to ensure that all HVAC units servicing the Expansion Premises (all of which are located on the roof of Building A) are in good operating condition and repair. The HVAC units that are to be replaced, and their respective tonnages, are as follows:

•	AC-1 – 7.5 tons

•	AC-2 – 5 tons

•	AC-4 – 10 tons

•	AC-5 – 10 tons

•	AC-6 – 10 tons

•	AC-8 – 12.5 tons

•	AC-9 – 12.5 tons

•	AC-12 – 10 tons

3.            Building Systems and Roof. Cause all building systems serving the Expansion Premises to be in good operating condition and repair, and the roof of Building A above the Expansion Premises to be in good repair and free of leaks (and all damaged ceiling tiles replaced), all as of the Expansion Premises Commencement Date; provided, however, that for the purposes of this Paragraph 3, the Emergency Generator, Compressor and IT Systems are expressly not included in such building systems, and as provided in Paragraph 9(c) of this Amendment, Tenant shall, at its sole cost and expense, be solely responsible for any repair and maintenance of, and any replacements of or to, the Emergency Generator that are required in order for Tenant to use, or arise from Tenant’s use of, the Emergency Generator. For the avoidance of doubt, other than Landlord’s obligations as set forth in this Paragraph 3, and as set forth in Paragraph 6 of this Amendment with respect to the Landlord Improvements, the total amounts paid or payable by Landlord in connection with the ownership, management, maintenance, repair and operation of Building A (including without limitation the building systems serving the Expansion Premises and the roof of Building A) shall be subject to reimbursement by Tenant as Operating Expenses pursuant to Section 6 of the Original Lease.

4.            Sprinkler Test and MIC Assessment. Perform, within ninety (90) days after the Effective Date, all work to the sprinkler system serving the Expansion Premises recommended in that certain California Title 19 Inspection Testing and Maintenance Five Year Report prepared by Lund-Pearson-McLaughlin and dated November 18, 2015. For the avoidance of doubt, other than Landlord’s obligations as set forth in this Paragraph 4, and as set forth in Paragraph 6 of this Amendment with respect to the Landlord Improvements, Tenant shall be responsible for maintaining, repairing and replacing the sprinkler system serving the Expansion Premises in accordance with Section 11.1 of the Original Lease.

5.            Doors. Reduce gap between floor and bottom of the back door of the Expansion Premises, through replacement of weather stripping or otherwise, to minimize entry of wind debris into Expansion Premises through such gap. Verify (and correct if necessary) that all exterior doors of the Expansion Premises (and their weather stripping) are in good repair and properly adjusted. Landlord agrees to cooperate with Tenant in good faith to reasonably prevent any intrusion of windblown debris if the weather stripping does not prevent the problem.

B.	Tenant Delays.

In the event of any Tenant Delays (as that term is hereinafter defined), the Expansion Premises Commencement Date shall be determined based on the date Landlord in good faith determines it would have Substantially Completed the Landlord Improvements without the delays attributable to Tenant Delays. As used herein, the term “Tenant Delays” shall mean any delay in the performance of Landlord’s obligations under this Exhibit B or this Amendment to construct the Landlord Improvements arising from any act or omission of any nature by Tenant or its agents, including, without limitation, delays resulting from changes in or additions to the plans for the Landlord Improvements; delays arising from Tenant’s occupancy of any portion of the Expansion Premises during the Early Occupancy Period; delays due to the failure to give authorizations or approvals required to enable Landlord to proceed with any work within one (1) business day of request therefore; or delays due to the postponement of any Landlord work at the request of Tenant.

Landlord shall have the right to cease all work in the event the number of days attributable to Tenant Delays exceeds the aggregate of thirty (30) days, unless Tenant gives unconditional approval to all Landlord Improvements in a manner requested by Landlord to allow Landlord to proceed with the immediate construction of the Landlord Improvements. The failure of Tenant to provide such unconditional approval within three (3) business days after written demand therefor from Landlord shall constitute a non-curable material default by Tenant under the Lease.